                                                                 Exhibit k(ii)

MERRILL LYNCH
BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

Consolidated Financial Statements (Unaudited) for the  Quarterly Periods
Ended March 31, 2006 and April 1, 2005

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                          Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity
3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                                6-28

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited)

------------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)
                                                             March 31,      December 30,
                                                               2006             2005
                                                           --------------  ---------------
Assets

  Cash and due from banks                                              $                $
                                                                 433,214           73,881
  Cash equivalents
                                                               4,800,000        3,900,000
  Federal funds sold
                                                                       -       25,000
  Trading assets
                                                                 721,900     1,039,829
  Securities (includes securities pledged as collateral
that can
    be sold or repledged of $17,056 and $40,614 at
    March 31, 2006 and December 30, 2005)
                                                              13,162,034     13,025,147
  Loans and leases held for sale
                                                               5,826,382     4,869,596

  Loans and leases receivable
                                                              35,983,383     36,160,157
  Allowance for loan and lease losses
                                                              (243,621)        (237,005)
  Loans and leases receivable, net
                                                              35,739,762       35,923,152

  Accrued interest receivable
                                                                 256,979          242,309
  Property and equipment, net
                                                                  42,776           43,640
  Net deferred income taxes
                                                                 230,553          215,431
  Derivative assets
                                                                 131,538          189,319
  Investment in Federal Home Loan Bank
                                                                 121,602          121,602
  Receivable from Parent and affiliates
                                                                  32,730           57,509
  Other assets
                                                               496,986          491,816

Total assets                                                         $                $
                                                            61,996,456       60,218,231

Liabilities and Stockholder's Equity

Liabilities
  Deposits                                                             $                $
                                                              54,152,586       52,783,371
  Federal funds purchased and securities
    sold under agreements to repurchase
                                                                 500,000          400,000
  Unsettled securities payable
                                                                 268,511                -
  Payable to Parent and affiliates
                                                                 368,830          413,282
  Current income taxes payable
                                                                 167,334           54,179
  Subordinated debt
                                                                 250,000          250,000
  Other liabilities
                                                               541,600          603,722
           Total liabilities
                                                              56,248,861       54,504,554

Stockholder's equity
  Preferred stock, 6% noncumulative, par value $1,000;
    1,000,000 shares authorized, issued, and outstanding
                                                               1,000,000        1,000,000
  Common stock, par value $1; 1,000,000 shares authorized,
    issued, and outstanding
                                                                   1,000            1,000
  Paid-in capital
                                                               2,367,679        2,367,679
  Retained earnings
                                                               2,389,977        2,355,799
  Accumulated other comprehensive loss, net of tax
                                                               (11,061)         (10,801)
          Total stockholder's equity
                                                             5,747,595        5,713,677

Total liabilities and stockholder's equity                           $                $
                                                            61,996,456       60,218,231

------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements
(unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch &
Co., Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

-----------------------------------------------------------------------------------
(Dollars in thousands)
                                                         Three Months Ended
                                                   March 31,             April 1,
                                                     2006                  2005
                                                 --------------         -----------

Interest income:
  Loans and leases receivable                                $           $
                                                       687,230             443,920
  Mortgage-backed and asset-backed securities
                                                       140,154             151,618
  U.S. Treasury and government agency
securities                                               1,573               5,429
  Non-U.S. government agency securities
                                                         1,100               6,866
  Corporate debt securities
                                                        28,619              18,544
  Trading assets
                                                        13,340              12,735
  Federal funds sold, securities purchased under
     agreements to resell, and cash equivalents
                                                       29,544               7,363
          Total interest income
                                                       901,560             646,475

                                                             -                   -
Interest expense:
  Deposits
                                                       378,329             219,799
  Federal funds purchased and securities
     sold under agreements to repurchase
                                                         2,065              27,786
  Other borrowings
                                                        8,712               1,256
          Total interest expense
                                                      389,106             248,841

                                                             -                   -
Net interest income
                                                       512,454             397,634
Provision for loan and lease losses
                                                       15,535              24,229
Net interest income after provision for loan
and lease losses                                       496,919             373,405

Noninterest income:
  Credit and banking fees
                                                       109,400              88,464
  Servicing and other fees, net
                                                        28,549              21,279
  Gains on sale of loans, net
                                                        13,956              14,447
  Trustee fees
                                                         8,325               8,147
  Gains on sale of securities, net
                                                         7,931              37,044
  Trading gains, net
                                                         5,577               5,624
  Equity and partnership interests
                                                         5,451               2,938
  Gains on non-hedging derivatives, net
                                                         2,174              26,274
  Other
                                                       10,793               2,969
           Total noninterest income
                                                       192,156             207,186

Noninterest expenses:
  Compensation and benefits
                                                       162,972              78,527
  Deposit administration fees
                                                        33,604              34,072
  Communications and technology
                                                         8,640              10,446
  Provision for unfunded loan commitments
                                                         7,265             (3,538)
  Loan servicing and administration
                                                         6,694               7,483
  Service fees to Parent and affiliates
                                                         5,863               2,984
  Trust management fees
                                                         5,112               4,859
  Occupancy and related depreciation
                                                         4,141               3,759
  Professional fees
                                                         3,129               5,447
  FDIC & state assessments
                                                         2,386               2,440
  Other
                                                       10,562               8,056
          Total noninterest expenses
                                                      250,368             154,535

Earnings before income taxes
                                                       438,707             426,056

  Income taxes
                                                      154,529             158,328

Net earnings                                            $                $
                                                      284,178             267,728

-----------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarter and Year-to-Date Periods Ended July 1, 2005 and June 25, 2004
------------------------------------------------------------------------------
(Dollars in thousands)

                                    - 2 -
MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch
& Co., Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(Unaudited)
For the Three Months Ended March 31, 2006
and April 1, 2005
---------------------------------------------------------------------------------------
(Dollars in thousands)

                                                                  Accumulated
                                                                    Other
                                                                   Compre-     Total
                                                                   hensive    Stock-
                            Preferred Common   Paid-in  Retained    Income   holder's
                              Stock    Stock   Capital  Earnings    (Loss)    Equity

Balance, December 31, 2004    $         $                 $         $
                            1,000,000   1,000 $2,367,6791,802,576    (5,335) $5,165,920

Comprehensive income:
  Net earnings
                                                          267,728              267,728
  Other comprehensive
income:
    Net unrealized gains
on
      securities (net of
tax)                                                                   3,287     3,287
    Deferred gains on cash
flow
      hedges (net of tax
and
      reclassification of
$1,897 of
      gains included in
earnings)                                                              1,692   1,692
  Total comprehensive
income                                                                         272,707
  Cash dividends declared
                                                        (20,000)             (20,000)
Balance, April 1, 2005        $         $                 $         $
                            1,000,000 1,000   $2,367,6792,050,304     (356)  $5,418,627

Balance, December 30, 2005    $         $                 $         $
                            1,000,000   1,000 $2,367,6792,355,799   (10,801) $5,713,677

Comprehensive income:
  Net earnings
                                                          284,178              284,178
  Other comprehensive
income:
    Net unrealized gains
on
      securities (net of
tax)                                                                   2,067     2,067
    Deferred losses on
cash flow
      hedges (net of tax
and
      reclassification of
$1,747 of
      gains included in
earnings)                                                            (2,327)  (2,327)
 Total comprehensive income
                                                                               283,918
 Cash dividends declared
                                                        (250,000)            (250,000)
Balance, March 31, 2006       $         $                 $         $
                            1,000,000 1,000   $2,367,6792,389,977  (11,061)  $5,747,595

---------------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
(Dollars in thousands)
                                                               Three Months Ended
                                                               March        April
                                                                 31,          1,
                                                                2006         2005
                                                             ------------ -----------
                                                             ------------ -----------
Cash Flows From Operating Activities
  Net earnings                                                 $            $
                                                                 284,178     267,728
  Adjustments to reconcile net earnings to net cash
provided by (used for)
      operating activities:
      Provision for loan and lease losses
                                                                  15,535      24,229
      Provision for unfunded loan commitments
                                                                   7,265     (3,538)
      Lower of cost or market adjustments on loans and
leases held for sale                                                 129      17,317
      Gains on sales of securities
                                                                 (7,931)    (37,044)
      Deferred income taxes
                                                                (17,062)         526
      Depreciation and amortization
                                                                   2,152       2,353
      Net amortization of premium
                                                                   1,031       3,146
      Federal Home Loan Bank stock dividend
                                                                       -         496
      Losses on trading assets
                                                                   3,554       4,234
      Gains on non-hedging derivatives
                                                                 (2,174)    (26,274)
      Gains on sale of loans
                                                                (14,085)    (31,764)
      Other
                                                                (12,813)      25,988

  Changes in operating assets and liabilities:
      Origination, purchases, and drawdowns on loans and
leases held for sale, net of repayments                      (3,037,346)  (1,917,793)
      Net proceeds from sales of loans and leases held for
sale                                                           2,070,698   2,265,670
      Purchases of trading assets
                                                             (2,086,932)  (1,761,533)
      Proceeds from sales and maturities of trading
securities                                                     2,400,785   1,887,879
         Proceeds from the sales of mortgage servicing
assets                                                             3,147       5,097
  Net change in:
      Accrued interest receivable
                                                                (14,670)      46,101
      Net deferred income taxes
                                                                (20,803)    (24,576)
      Current income taxes payable
                                                                 118,713    (38,731)
      Unsettled securities purchased
                                                                 268,511     150,960
      Receivable from Parent and affiliated companies, net
                                                               (498,417)     215,174
      Other, net
                                                               (62,876)    (49,708)
            Net cash (used for) provided by operating
activities                                                     (599,411)   1,025,937

Cash Flows From Investing Activities
  Proceeds from (payments for) securities:
       Purchases
                                                             (4,019,774)  (3,559,534)
       Sales
                                                               3,240,659   4,485,249
       Maturities
                                                                 657,992   1,325,356
  Net change in:
Federal funds sold
                                                                  25,000   (150,000)
Loans and leases receivable
                                                                 177,163   (789,779)
Cash received from counterparties to collaterize derivative
obligations, net                                                  59,779     139,554
  Purchases of property and equipment
                                                                (1,290)        908
             Net cash provided by investing activities
                                                                 139,529   1,451,754

Cash Flows From Financing Activities
  Increase (decrease) in:
       Deposits
                                                               1,369,215   (602,520)
       Federal funds purchased and securities sold under
agreements to repurchase                                         100,000  (1,562,942)
  Payment of dividends
                                                               250,000     (40,000)
             Net cash provided by (used for) financing
activities                                                   1,719,215    (2,205,462)

             Increase in cash, due from banks and cash
equivalents                                                    1,259,333     272,229
Cash, due from banks and cash equivalents, beginning of year
                                                             3,973,881    1,553,811

Cash, due from banks and cash equivalents, end of period       $            $
                                                             5,233,214    1,826,040

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
(Dollars in thousands)
                                                              Three Months Ended
                                                           March 31,    April 1,
                                                              2006        2005
                                                           ----------- ------------
                                                           ----------- ------------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
Interest                                                    $           $
                                                              378,515      250,028
Income taxes
                                                               41,374      222,924

Supplemental Disclosures of Noncash Investing
  and Financing Activities:

Dividends declared and unpaid
                                                            (250,000)            -
Transfers of repossessed assets from loans to other assets
                                                                9,478       17,870
Unsettled purchases of securities with the related
payable
     recorded in liabilities
                                                              268,511      531,513
Unrealized (losses) gains on cash flow swaps
                                                              (2,327)        1,692
Unrealized gains on available-for-sale securities, net of
taxes                                                           2,067        3,287
Charge-offs                                                                (5,338)
                                                             (12,425)
-----------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements (unaudited).
-----------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarterly Periods Ended March 31, 2006 and April 1, 2005
------------------------------------------------------------------------------
(Dollars in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
"Bank") accounting policies, refer to the Bank's 2005 audited consolidated financial statements.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") Revised Interpretation No.
("FIN") 46R Consolidated Variable Interest Entities.  All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.  See Note 13 for discussion of the Bank's proposed reorganization for mid-2006.

These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2005 consolidated financial statements.
The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

Certain reclassifications have been made to prior period financial statements, where appropriate, to conform to the current period presentation.

MLBUSA's 2006 fiscal quarters end on the last Friday of March, June,
September, and December. MLBUSA's 2005 fiscal quarters ended on the first
Friday in April and July and the last Friday in September and December.

Recently Issued Accounting Pronouncements - In April 2006, the Financial
Accounting Standards Board ("FASB") issued a FASB Staff Position ("FSP") FIN
46(R)-6, Determining the Variability to be Considered in Applying FIN 46R.
The new guidance clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design.  The "by-design" approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary.  The standard is effective beginning in the third quarter of 2006 for all new entities with which a company becomes involved, and to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs.  Retrospective application to the date of initial application of the FSP is permitted, but not required.  MLBUSA does not expect the adoption of the FSP to have a material impact on the consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards
("SFAS") No. 156, Accounting for Servicing of Financial Assets (SFAS No.
156).  SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market.  For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made.  SFAS No. 156 is effective for the Bank beginning in the first quarter of 2007.  The Bank is currently assessing the impact of adoption, but does not expect the standard to have a material impact on the consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid
Financial Instruments an amendment of FASB Statements No. 133 and 140 (SFAS
No. 155).  SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Bank expects to adopt the standard beginning in the first quarter of 2007. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Bank is currently assessing the impact of adopting SFAS No. 155.

On December 19, 2005, the FASB issued FSP SOP No. 94-6-1, Terms of Loans That
May Give Rise to a Concentration of Credit Risk ("FSP SOP 94-6-1").  This
standard identifies nontraditional loan terms that may increase the Bank's risk of non-payment or realization due to an increase in loan payments at a later period in the loan contract from those payments required at the beginning of the contract for reasons other than changes in market interest rates.  Nontraditional loan terms may include:

o Terms that permit principal payment deferral or payments smaller than interest accruals (negative amortizing loans).
o A high loan-to-value ratio, including multiple loans with the same collateral that, when combined, result in a high loan-to-value ratio.
o Products that may expose the borrower to future increases in repayments in excess of increases that result solely from increases in market interest rate (such as option adjustable-rate mortgages (option ARMS) or once negative amortization results in a loan reaching a maximum principal accrual limit).
o An initial interest rate that is below market interest rate for the initial period of the loan term and that may increase significantly when that low interest rate period ends (teaser rate loans).
o Terms that initially require payment of interest that may result in payments increasing significantly when the interest only period ends and the loan principal begins to amortize (interest only loans).

This standard reaffirms that such terms may result in a concentration of credit risk, as that term is used in SFAS No. 107, Disclosures About Fair
Value of Financial Instruments.  Such concentrations must be disclosed if they are significant along with other qualitative and quantitative information to help the reader understand how the risks are managed and controlled.  This guidance was fully reflected in the Bank's 2005 audited consolidated financial statements previously referenced.
In November 2005, the FASB approved FSP Financial Accounting Standard ("FAS")
115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its
Application to Certain Investments ("FSP FAS 115-1").  This standard defines debt or equity securities accounted for in accordance with SFAS 115 whose fair value is less than cost as of the balance sheet date as impaired.  This guidance also requires the Bank to assess whether the impairment is temporary or other-than-temporary.  If the impairment is other than temporary, the Bank is required to recognize in earnings the difference between the investment's cost and its fair value at the balance sheet date.  The fair value of the other than temporarily impaired security becomes the new cost basis of the security.  FSP FAS 115-1 also requires disclosure of the fair value of investments with unrealized losses, and the amount of unrealized losses, for each disclosed investment category segregated by those investments in a continuous loss position for less than 12 months and greater than 12 months.
This standard is fully reflected in these financial statements and accompanying notes, and the Bank's 2005 audited consolidated financial statements previously referenced.

Effective for the first quarter of 2006, Merrill Lynch & Co. (the "Parent")
adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No.
123R"). The Bank participates in the Parent's stock based compensation plans and is affected by the Parent's adoption of SFAS No. 123R. Under SFAS No.
123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for
MLBUSA, SFAS No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions.  The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which the Bank expects to grant stock awards in early 2007, MLBUSA will accrue the expense for future awards granted to retirement eligible-employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No. 123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent's long term incentive compensation plans.  The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest.  To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force.  As the provisions of SFAS No. 123R also apply to awards modified in
2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards.
Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in the first quarter of 2006 of approximately $72 million pre-tax and $44 million after-tax. The adoption of SFAS No. 123R resulted in a first quarter charge to compensation expense of approximately
$34 million pre-tax and $21 million after-tax.  Policy modifications to previous awards amounted to $38 million of the pre-tax charge and $23 million of the after-tax charge.

2. CASH EQUIVALENTS

Cash equivalents include securities purchased under agreements to sell of
$4,800,000 and $3,900,000.  The estimated fair value of the securities received as collateral for these transactions that can be sold or pledged by
MLBUSA totaled $4,824,904 and $3,945,352 as of March 31, 2006 and December
30, 2005, respectively.

3.  SECURITIES

Securities reported on the consolidated balance sheets are as follows:

                               March 31,       December 30,
                                 2006              2005
                            ----------------   -------------

  Available-for-sale                      $
                                 10,910,380     $10,744,152
  Held-to-maturity
                                      4,000           4,000
  Non-qualifying  (1)
                                2,247,654       2,276,995

  Total                                 $
                               13,162,034      $13,025,147

(1)   Non-qualifying includes preferred stock that does not qualify as a debt or marketable equity security under SFAS No. 115, Accounting for
      Certain Investments in Debt and Equity Securities ("SFAS No. 115").

Information regarding investment securities subject to SFAS No. 115 follows:

                              March 31,
                                2006
                            --------------------------------------------------------
                            --------------------------------------------------------
                                              Gross        Gross
                              Amortized     Unrealized   Unrealized     Estimated
                                Cost          Gains        Losses      Fair Value
                            --------------  -----------  -----------  --------------
                            --------------  -----------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $            $                      $
                                5,604,961        2,980      (9,042)       5,598,899
  Mortgage-backed
securities                      4,876,901        5,140    (125,480)       4,756,561
  U.S. Treasuries and
     government securities                           -
                                  163,759                  (11,314)         152,445
  Corporate debt securities
                                   91,425          289        (758)          90,956
  Non-U.S. government
securities                        235,249          833       -              236,082
  Other
                                 74,937        4,803       (4,303)         75,437

  Total                                $      $                                  $
                             11,047,232       14,045     $(150,897)    10,910,380

Held-to-maturity
  Asset-backed securities     $   4,000       $            $            $   4,000
                                              -            -

                             December 30,
                                 2005
                            --------------------------------------------------------
                            --------------------------------------------------------
                                              Gross        Gross
                              Amortized     Unrealized   Unrealized     Estimated
                                Cost          Gains        Losses      Fair Value
                            --------------  -----------  -----------  --------------
                            --------------  -----------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $            $                      $
                                6,043,290        3,896      (8,882)       6,038,304
  Mortgage-backed
securities                      4,184,919       13,969     (56,027)       4,142,861
  U.S. Treasuries and
     government securities                           -
                                  163,736                   (6,767)         156,969
  Corporate debt securities
                                   92,074          471        (481)          92,064
  Non-U.S. government
securities                        230,317        6,874       -              237,191
  Other
                                 74,522        5,661       (3,420)         76,763

  Total                                $      $            $                     $
                             10,788,858       30,871      (75,577)     10,744,152

Held-to-maturity
  Asset-backed securities     $   4,000       $            $            $   4,000
                                              -            -

At March 31, 2006 and December 30, 2005, $268,511 and $0, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

                                         Three Months Ended
                                         March 31,               April 1,
                                            2006                   2005
                                       ---------------         --------------
                                       ---------------         --------------

Available-for-sale
Proceeds                                            $                      $
                                            3,240,659              4,485,249
Net realized gains (1)
                                                7,931                 37,044
Tax provision
                                                3,043                 13,002

Trading
Proceeds                                            $                      $
                                            2,278,328              1,802,219
Realized losses
                                              (3,554)                (4,234)
Tax benefit
                                              (1,250)                (1,580)

(1)   Includes losses on derivatives hedging the available-for-sale portfolio for the three months ended March 31, 2006 and April 1, 2005 of $21,021 and $64,666, respectively.

-------------------------------------------------------------------------------------------
                                                  March 31, 2006
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                   Less than 12 months    Greater than 12
                                                                              months
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                        Gross                     Gross             Gross
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
               Amortized   Estimated  Unrealized Estimated Fair  UnrealizEstimated Unrealized
                 Cost     Fair Value     Loss         Value       Loss   Fair       Loss
                                                                           Value
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Asset-backed   $           $                                $     $       $         $
securities      2,262,402  2,254,938  $             1,833,714    (1,419)  421,224  (6,045)
                                      (7,464)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Mortgage-backed
securities        901,912    897,968     (3,944)      795,080    (2,816)  102,888  (1,128)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
U.S.
Treasuries
and
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
government
securities        163,759    157,085     (6,674)      -             -     157,085  (6,674)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Corporate
debt               30,004     29,971        (33)       29,971       (33)    -         -
securities
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Non-U.S.
government        235,249    225,947     (9,302)      -             -     225,947  (9,302)
securities
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
  Other
                   59,523     55,220     (4,303)      -             -      55,220  (4,303)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Total          $           $           $                    $     $       $
              3,652,849   3,621,129   (31,720)      2,658,765    (4,268) 962,364   $(27,452)
--------------=======================-========================---=================-========
--------------=======================-========================---=================-========

-------------------------------------------------------------------------------------------
Available-for-sale securities with unrealized losses as of March 31, 2006 and
December 30, 2005 are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position.
The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

--------------------------------------------------------------------------------------------------
                                                  December
                                                  30, 2005
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                  Less than               Greater than 12 months
                                                  12 months
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                        Gross                  Gross                    Gross
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
              Amortized    Estimated   Unrealized Estimated   Unrealized  Estimated   Unrealized
                Cost      Fair Value     Loss     Fair Value    Loss     Fair Value      Loss
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
               $          $             $         $                       $           $
Asset-backed  2,852,708  2,845,977     (6,731)   2,000,121    $          845,856     (5,799)
securities                                                    (932)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Mortgage-backe2,255,358     2,248,246   (7,112)    1,856,881   (6,016)      391,365       (1,096)
securities
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  U.S.
Treasuries
and
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

government      163,736       161,350   (2,386)            -         -      161,350       (2,386)
securities
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Non-U.S.
government      194,681       187,469   (7,212)            -         -      187,469       (7,212)
securities
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  Other
                 59,523        56,103   (3,420)            -         -       56,103       (3,420)
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Total         $          $             $         $            $          $           $
              5,526,006  5,499,145     (26,861)  3,857,002    (6,948)    1,642,143   (19,913)
--------------==========-=============-=========-============-=========--===========-=============
As of March 31, 2006 and December 30, 2005, approximately 88 percent and 89 percent, respectively, of the securities with unrealized losses are either AA or AAA rated.  MLBUSA has the ability and the intent to hold the securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

No securities have been identified as other-than-temporarily impaired in 2006 or 2005.

The change in net unrealized gains on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.  Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in previous periods.  The components of the net change are summarized below:

                                        Three Months Ended
                                         March 31,                 April 1,
                                           2006                      2005
                                      ----------------        -------------------
                                      ----------------        -------------------

Net unrealized holding losses
  arising during the period,
  net of taxes                           $    (2,840)             $     (20,725)

Reclassification adjustment
  for net gains included in net
  earnings, net of taxes
                                              4,907                     24,012

Net change                              $     2,067              $       3,287

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                              March 31,
                                                2006
                                           ----------------------------
                                           ----------------------------
                                            Amortized      Estimated
                                               Cost        Fair Value
                                           -------------  -------------
                                           -------------  -------------

Available-for-sale
Due in one year or less                        $      -       $      -
Due after one year through five years
                                                329,120        326,617
Due after five years through ten years
                                                773,414        764,549
Due after ten years
                                             9,944,698      9,819,214
Total                                                $              $
                                            11,047,232     10,910,380

4.  LOANS AND LEASES HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans and leases held for sale consist of:

                                            March 31,     December 30,
                                               2006           2005
                                           -------------  -------------

 Automobile                                           $              $
                                              1,560,625      1,655,849
 Commercial
                                              2,691,602      1,551,454
 Residential mortgages - 1-4 family
                                              1,449,864    1,493,945
 Leases
                                                207,551     203,442
 Credit card
                                                179,111     191,316
 Hedge fund loans
                                                      -      45,154
 Deferred fees, net
                                              (262,371)      (271,564)
Total                                               $              $
                                             5,826,382      4,869,596

Loans and leases held for sale are reported in the consolidated financial statements at the lower of aggregate cost or market value (LOCOM).  Changes in the LOCOM adjustment for the three months ended March 31, 2006 and April
1, 2005 are summarized below:

                                   Three Months
                                       Ended
                                     March 31,           April 1,
                                       2006                2005
                                 ------------------  -----------------
                                 ------------------  -----------------

Balance, beginning of period         $      52,035      $      32,018
LOCOM
                                               129             17,317
Foreign exchange revaluation
                                              (20)                 -

Balance, end of period              $      52,144      $      49,335

Loans and leases receivable are summarized below:

                                                      March 31,     December 30,
                                                         2006           2005
                                                     -------------  -------------

Consumer
 Residential mortgages - 1-4 family                    $              $
                                                        4,323,116      4,944,726
 Securities-based
                                                        4,097,400      3,615,171
 Residential mortgages - home equity
                                                        2,901,768      2,216,142
 Residential construction
                                                          454,810        487,154
 Delayed debit
                                                           56,718         69,633
 Unsecured
                                                          7,449          9,540
   Total consumer
                                                       11,841,261     11,342,366

Commercial
 Asset-based
                                                        9,396,831     10,818,373
 Commercial and industrial
                                                        4,856,420      4,883,422
 Real estate
                                                        4,176,269      3,919,149
 Securities-based
                                                        1,502,911      1,854,573
 Unsecured
                                                        2,385,480      1,565,347
 Hedge fund lending
                                                        1,228,500      1,195,200
 Lease financing
                                                        755,382        775,302
   Total commercial
                                                       24,301,793     25,011,366

Deferred fees, net
                                                       (159,671)      (193,575)

Total                                                  $              $
                                                     35,983,383     36,160,157

The principal balance of nonaccruing loans was $195,964 and $206,152 at March
31, 2006 and December 30, 2005, respectively.

Information pertaining to impaired loans is summarized below:

                                                    March 31,    December 30,
                                                       2006          2005
                                                   ------------- -------------

Impaired loans with an
  allowance for loan                                          $             $
loss                                                    171,158       167,881

Impaired loans that have been
  charged-off partially
                                                     23,155        20,248

Total impaired loans                                       $             $
                                                       194,313       188,129

Allowance for loan
losses
  related to impaired                               $   40,526    $   43,728
loans

                             Three Months Ended
                               March 31,             April 1,
                                 2006                  2005
                            ----------------     -----------------
                            ----------------     -----------------

Average investment
  in impaired loans           $   204,477          $    270,747

Interest income recognized
on
  impaired loans              $     1,990          $      1,041

Interest income recognized
on a
  cash basis on impaired      $     1,819            $      356
loans

5.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN
   COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

                                   Three Months
                                       Ended
                                     March 31,           April 1,
                                       2006                2005
                                 ------------------  -----------------
                                 ------------------  -----------------

Balance, beginning of period         $     237,005      $     167,224
Provision for loan and lease
losses                                      15,535             24,229
Charge-offs, net of
recoveries                                 (8,974)            (4,496)
Foreign exchange revaluation
                                               55                (42)

Balance, end of period              $     243,621      $     186,915

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

6.  DEPOSITS

Deposits reported on the consolidated balance sheets are summarized below:

                                      Three Months Ended
                                         March 31,           April 1,
                                           2006                2005
                                      ----------------    ----------------
                                      ----------------    ----------------

Balance, beginning of period             $    156,253        $     99,832
Net provision (recovery of
provision)                                      7,265             (3,538)
Foreign exchange revaluation
                                                   29                (55)

                                                   -                   -
Balance, end of period                  $    163,547        $     96,239

                                    March 31,        December 30,
                                       2006              2005
                                   -------------     -------------

  Money market deposits and
       NOW accounts                  $                 $
                                     51,603,360        51,555,101
  Certificates of deposit
                                    2,549,226         1,228,270

  Total                              $                 $
                                   54,152,586        52,783,371

The weighted average interest rates for the three months ended March 31, 2006 for money market deposits and NOW accounts, and certificates of deposit
(including the effect of hedges), were 2.79% and 4.52%, respectively, and for the year ended December 30, 2005 were 2.74% and 4.10%, respectively.

7.  BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased were $500,000 and $400,000 at March 31, 2006 and
December 30, 2005, respectively.  There were no securities sold under agreements to repurchase at March 31, 2006 or December 30, 2005.  The weighted average interest rates for Federal funds purchased and securities sold under agreements to repurchase for March 31, 2006 were 4.54% and 0%
respectively, and for the year ending Decmeber 30, 2005 were 3.75% and 2.98%, respectively.

Subordinated Debt

In connection with a credit facility between the Parent and MLBUSA (the
"Subordinated Debt Facility"), MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent.  Individual term subordinated advances have a maturity of six years.  The maturity date of each advance automatically extends each year such that the remaining term is never less than five years.  Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other party.  The interest rate charged is one month LIBOR plus 45 basis points.
Subordinated debt outstanding as of March 31, 2006 and December 30, 2005 was
$250,000.  The weighted average interest rate for the three months ended
March 31, 2006 was 5.04%.  The weighted average interest rate for the period the loan was outstanding in 2005 was 4.88%.  There were no other amounts outstanding at March 31, 2006 or December 30, 2005 under this facility.

Secured Credit Facility

MLBUSA has joined with the Parent and certain affiliates in a secured credit facility of up to $2,500,000, as described in the 2005 audited consolidated financial statements previously referenced.  MLBUSA did not have any borrowings outstanding under the secured credit facility at March 31, 2006, or December 30, 2005.

8.  INCOME TAX

The income tax provisions are summarized as follows:

                                    March 31,          April 1,
                                       2006              2005
                                   -------------     -------------

U.S. Federal:
  Current                            $                 $
                                        158,839           140,186
  Deferred
                                      (15,712)            2,298

                                        143,127           142,484
State and Local:
  Current
                                         12,752            17,616
  Deferred
                                       (1,350)           (1,772)

                                       11,402            15,844

  Total                              $                 $
                                      154,529           158,328

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities.  Amounts payable to, or receivable from the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective tax rate is as follows:

                                    March 31,          April 1,
                                       2006              2005
                                   -------------     -------------

Statutory U.S. Federal
income tax rate                         35.00%           35.00%
U.S. state and local income
taxes,
   net of U.S. Federal
benefit                                  1.71%            2.44%
Dividend received deductions
                                        (1.11)%            0.15%
Other
                                        (0.38)%           (0.43)%

  Total
                                        35.22%           37.16%
9.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

Securitization Transactions

The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE,
Merrill Lynch Bank Mortgage Loan Trust 2001-A ("2001-A").  MLBUSA received
$648,105 of proceeds from this securitization and recognized a loss of
$1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.  Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $173,863 and
$189,014 at March 31, 2006 and December 30, 2005, respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at March 31,
2006, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in
years)                                        2.96

Expected Credit losses (rate per             1.49%
annum)
10% adverse change                       $   (191)
20% adverse change                       $   (361)

Weighted average discount                    5.73%
rate
10% adverse change                       $   (805)
20% adverse change                      $
                                           (1,039)

Prepayment speed
(constant prepayment rate)                  25.00%
10% adverse change                       $    (93)
20% adverse change                       $   (178)

The sensitivity analysis above is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.  Further changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the three months ended March 31, 2006 and April 1, 2005, cash flows received on the retained interests were $17,709 and $16,987, respectively.
As of March 31, 2006, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $181,902 and $9,566 respectively.
For the three months ended March 31, 2006, there were no net credit losses on the 2001-A securitized mortgage loans.

In December 2005, the Bank established an asset-backed commercial paper conduit ("ABCP conduit").  MLBUSA transferred $2,509,723 of investment grade
(AA+ or better) asset-backed securities to the ABCP conduit.  The Bank received proceeds in the amount of $2,514,005 and recognized a net gain on the sale of securities of $2,150. MLBUSA did not retain any interest in this securitization but has continuing involvement with the ABCP conduit as described in the section below.  The ABCP conduit funds its security acquisitions through the issuance of notes, including commercial paper, or the sale of its assets.

Transactions with Variable Interest Entities

A VIE is defined in FASB Interpretation No. 46R (revised December 2003),
Consolidation of Variable Interest Entities ("FIN 46R") as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.  MLBUSA has entered into three transactions with VIEs for which
MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.
Specifically, MLBUSA loans outstanding to these three VIEs totaled $460,200 as of March 31, 2006 and $452,993 as of December, 30, 2005.  The assets of the VIEs total approximately $480,148 as of March 31, 2006 and $469,149 as of
December 30, 2005.  The consolidated assets that collateralize the Bank's loans are generally loans or leases.  Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

In addition, the Bank holds a significant variable interest in two VIEs as a result of its lending and investing activities.

  o The first VIE was created to acquire automobile leases.  The Bank also has an investment position in this VIE.  This VIE has total assets of approximately $20,252.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $5,206, which assumes no collections on the outstanding loan and a complete loss on the equity investment.

  o The second VIE was created in December 2005 when MLBUSA entered into a liquidity asset purchase agreement with the previously described ABCP conduit in the amount of $3,000,000 to purchase investment grade securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market.  The Bank also has a commitment to issue letters of credit in aggregate up to $60,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating.  The
   Bank also serves the ABCP conduit as administrative agent for which it receives a fee.  A third party investor purchased a $4,500 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. MLBUSA's maximum exposure to loss as a result of its relationships is $3,060,000, which assumes the securities purchased suffer a total loss.  Fees received for these products and services totaled
   $2,101 during the three months period ended March 31, 2006.

10.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Commitments

In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

Credit Extension

The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

                                                 March 31,     December 30,
                                                    2006           2005
                                                -------------  -------------

Consumer
 Residential mortgages - 1-4 family                        $              $
                                                   1,298,931      1,185,555
 Securities-based
                                                         343         10,531
 Residential mortgages - home equity
                                                   4,320,620      3,890,669
 Residential construction
                                                     484,224        512,869
 Unsecured
                                                     66,174         64,115

   Total consumer
                                                   6,170,292      5,663,739

Commercial
 Asset-based
                                                   8,778,855      8,225,915
 Commercial and industrial
                                                   4,859,703      2,820,475
 Real estate
                                                   1,373,816      1,214,305
 Securities-based
                                                      39,534         64,723
 Unsecured
                                                  16,605,526     16,345,990
 Hedge fund lending
                                                     326,500        304,600
 Other
                                                     34,729         42,973
   Total commercial
                                                 32,018,663     29,018,981
Total                                                     $              $
                                                 38,188,955     34,682,720

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.
The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

Unfunded commitments to extend credit have the following contractual remaining maturities at March 31, 2006:

                                                      Expires in
                              ------------------------------------------------------------
                                                 After 1       After 3
                                                 Through       Through         After
                              1 Year or Less     3 Years       5 Years        5 Years

Consumer
 Residential mortgages - 1-4                $             $              $              $
family                              1,298,931             -              -              -
 Securities-based
                                          202           141
 Residential mortgages -
home equity                           366,226       102,706        146,008         28,012
 Residential construction
                                      353,049       131,175              -      3,677,668
 Credit card
                                     -             66,174         -              -
   Total consumer
                                    2,018,408       300,196        146,008      3,705,680

Commercial
 Asset-based
                                    5,543,550     1,295,027      1,829,058        111,220
 Commercial and industrial
                                    3,245,737       525,922        886,787        201,257
 Real estate
                                       54,384       843,305        375,999        100,128
 Securities-based
                                       35,585         2,296          1,303            350
 Unsecured
                                    3,832,992     2,598,117      9,999,217        175,200
 Hedge fund lending
                                      326,500             -              -              -
 Other
                                      5,112        20,392            825          8,400
   Total commercial
                                 13,043,860     5,285,059     13,093,189        596,555
Total                                    $            $               $              $
                                 15,062,268     5,585,255     13,239,197      4,302,235

The Bank has a master repurchase agreement with the Parent and an affiliate,
Merrill Lynch Government Securities, Inc. ("MLGSI") in which MLBUSA agrees to purchase securities issued or guaranteed by the United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of
$5,000,000.  As of March 31, 2006, and December 30, 2005 no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from Merrill Lynch,
Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's
MLPF&S account.  Advances outstanding as of March 31, 2006, and December 30,
2005 were $56,718 and $69,633, respectively.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Purchases

At March 31, 2006, the Bank had committed to purchase leases to be originated by a third party finance company in amounts totaling $18,356 over the next year.

At March 31, 2006, the Bank had committed to purchase residential mortgage loans in the amount of $460,316, expiring over the next year.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.  Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

Other

MLBUSA's money market and time deposits are deposited at the Bank by MLPFS, an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.  The liquidity asset purchase agreement is a commitment to purchase investment grade securities from an ABCP conduit.

These guarantees are summarized at March 31, 2006:

                                Maximum
                            ayout/Notional                         Value of
      Type of Guarantee    P                 Carrying Value       Collateral
   ------------------------------------------------------------------------------

    Standby letters of      $2,245,105            $ (19,582)     $   527,946
   credit                                                        (1), (2)
    Liquidity asset         $3,060,000            $              $2,983,645 (3),
   purchase                                  (4,528)             (4)
       agreement

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to $285,922 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,611,227.
(3)   In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade marketable securities.
(4)   The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $60,000.

   Expiration information for these contracts is as follows:

          Type of            Maximum        Less than  1 - 3                   Over
        Guarantee        Payout/Notional    1 Year      years     4 - 5 years 5 Years

   Standby letters of                        $           $599,713  $          $ 92,538
   credit                 $2,245,105         528,843               1,024,011
   Liquidity asset                           $3,060,000  $     -   $      -   $      -
   repurchase agreement   $3,060,000

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with a principal protected mutual fund.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event.  The Bank's maximum potential exposure to loss with respect to the two-party letters of credit totals $633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at March 31, 2006.

The liquidity asset purchase agreement is a commitment to purchase investment grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper.  The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity.  The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is
$3,000,000.  Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit.  As such, this measure significantly overstates the Bank's expected loss exposure at March 31, 2006.
Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit.  The letters of credit act as a credit enhancement to the
ABCP conduit and will be issued in variable amounts up to $60,000 as necessary to maintain the ABCP conduit rating.  No letters of credit were issued pursuant to the commitment at March 31, 2006.  The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $60,000.  Such a loss assumes that the Bank issues the letters of credit and suffers a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at March 31, 2006.

In connection with certain asset sales and securitization transactions,
MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the consolidated financial statements.

11.  CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by
U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined in the regulation), and of Tier 1 capital to average assets (as defined in the regulation).  Management believes, as of March
31, 2006 and December 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2006, the most recent notification from the Federal Deposit
Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

The Bank's actual capital amounts and ratios are presented in the following table:
                                                                        Minimum
                                                                      To Be "Well
                                                                  Capitalized" Under
                                                  Minimum for      Prompt Corrective
                                                    Capital
                                Actual         Adequacy Purposes   Action Provisions
--------------------------------------------------------------------------------------
                           Amount     Ratio      Amount    Ratio     Amount    Ratio
March 31, 2006
Total capital
  to risk - weighted       $          10.89%    $          8.0%   $           10.0
assets                     6,426,879             4,722,336           5,902,920%
Tier I capital to risk     $           9.77%    $          4.0%   $           6.0%
- weighted assets          5,769,485             2,361,168           3,541,752
Tier I capital to          $           9.87%    $          4.0%   $           5.0%
average assets             5,769,485             2,345,742           2,932,177

December 30, 2005
Total capital
  to risk - weighted       $          11.07%    $          8.0%   $           10.0
assets                     6,376,034             4,608,003           5,760,004%
Tier I capital to risk     $           9.95%    $          4.0%   $           6.0%
- weighted assets          5,732,776             2,304,002           3,456,002
Tier I capital to          $           9.46%    $          4.0%   $           5.0%
average assets             5,732,776             2,423,879           3,029,849

12.  DERIVATIVES
MLBUSA uses derivative instruments to manage its interest rate risk position.  The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2005 Consolidated
Financial Statements.  MLBUSA's derivative positions at March 31, 2006 and
December 30, 2005 follow:

                                   March 31,                December 30, 2005
                                     2006
                                  Notional    EstimaNotional Value   Estimated
                                                                     Fair Value
                                 ------------ ---------------------- -----------
                                 ------------ ---------- ----------- -----------
Interest rate swaps
     Bank receives fixed/pays     $            $          $           $
floating                           2,092,156    (5,855)  14,389,908     153,323
     Bank receives
floating/pays fixed               12,956,663    393,098  13,815,436     227,530
     Bank receives CPI-equity
linked/pays floating                 136,639    (4,369)     133,320     (4,497)
Interest rate futures
                                  24,245,000    (1,761)     825,000          15
Interest rate options
                                     588,892        858     991,126         341
Credit default swaps
                                   5,517,878   (22,710)   4,966,903    (10,775)
Principal protection guarantees
                                     502,258      6,613     521,886       7,369
Equity linked
                                     116,351      3,402     113,182       4,147
Total return swaps/credit link
note                                 767,258    (7,231)     686,886     (8,511)
Foreign exchange forward
contracts                          3,523,322     39,936   2,306,864      34,000
To-be-announced security
forward contracts                    280,000        753     135,000       (807)
Rate-locked mortgage loan
pipeline                          1,271,501       (737)    390,114        (321)
Total                             $            $          $           $
                                 51,997,918    401,997   39,275,625    401,814
Weighted average receivable
interest rate                         4.75%                 4.13%
Weighted average payable
interest rate                        (4.15)%                (4.17)%

13. PROPOSED INTERNAL REORGANIZATION
In January 2006, Merrill Lynch Trust Company, FSB ("MLTC-FSB"), an affiliate of the Bank, applied to the Office of Thrift Supervision ("OTS") to become a full service thrift institution as the first step in an internal reorganization of certain banking businesses of Parent.  The reorganization is expected to provide the Parent with a more efficient platform to deliver banking products and services to clients and to provide a more effective avenue for future growth.  Subsequent to, and contingent upon, OTS approval of the application, Merrill Lynch Bank & Trust Co. ("MLB&T"), an existing
FDIC-insured depository institution affiliate of MLBUSA, will be merged with
MLTC-FSB, and MLTC-FSB will be renamed Merrill Lynch Bank & Trust Co., FSB
("MLBT-FSB").  It is expected that the new entity will be regulated by the
OTS and its deposits insured by the FDIC.  The remaining steps in the internal reorganization include MLBUSA receiving as a capital contribution all common shares of Financial Data Services ("FDS"), a wholly-owned indirect subsidiary of Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts.  In addition, MLBUSA and MLBT-FSB will organize a Delaware corporation named Merrill Lynch Mortgage and Investment Corp. ("MLMIC").  In
exchange for an approximately 15 percent ownership interest of MLMIC's common shares, MLBUSA will contribute all common shares of Merrill Lynch Credit
Corporation ("MLCC"), currently a subsidiary serving primarily as a mortgage banker, and Merrill Lynch Community Development Company, LLC ("MLCDC"),
currently a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers, to fulfill MLBUSA's and
MLB&T's Community Reinvestment Act responsibilities.  MLBUSA expects to account for all the transfers of interests between entities under common control in a manner similar to the pooling of interest method of accounting.
Management expects the reorganization to be completed mid-year 2006.